Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.

Articles of Association

Aug. 2007

Articles of Association of Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.
(Modified and passed in Aug. 2007)

Chapter I General Provisions

Article 1: In order to perfect the company’s operation mechanism, guarantee the legitimate rights and interests of company’s shareholders, and standardize the company’s inner activities, the articles of association is formulated in accordance with the regulations of Company Law of the People's Republic of China and the relevant state law and regulations.

Article 2: In accordance with the principle of voluntary investment, equal share ownership, sharing profit together and undertaking risk together. The shareholders shall undertake the liability according to the amount of capital subscribed, and the company shall undertake the liability for its debt with the whole assets.

Article 3: Company’s name: Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.

Company’s address: Xinyuan Industry Building, No. 1, Xinke Road, Xi’an City.

Article 4: The company has obtained the legal person qualification through registration in registration authority according to law and the legitimate rights shall be protected by Chinese law.

Article 5: The company shall abide by the national laws, regulations and policies during operation activities and accept the supervision and management executed by relevant authorities according to law.

Chapter II Tenet and Business Scope

Article 6: The company’s business tenet: adapt the market situation, abide by professional ethics, hold flexible management, good at money-make, abide by regulations and laws, continue to improve social service work, make effort to improve enterprise economic benefit and social benefit.

Article 7: The company’s business scope: design, manufacture and sale of transformer, all kinds of power transmission and transform equipment and electromechanical integration products (all of the above items exclude the items controlled by the country specially); technical consulting service of power engineering and the import & export business of the raw materials and equipments of the above products.

The company’s business period: long term.

Chapter III Registered Capital

Article 8: The company’s registered capital is RMB 32 million Yuan.

Article 9: The company’s registered capital is invested by the following shareholders, in which:

No.	Shareholders’ Name	Shareholding (ten thousand shares)	Proportion (%)
1	Zhejiang Lvneng Electric Co., Ltd.	200	6.25
2	Song Yongxing	1400	43.75
3	Mao Junming	210	6.5625
4	Xu Zewei	200	6.25
5	Wang Yuefeng	192	6
6	Dai Tao	192	6
7	Lin Yuan	166	5.1875
8	Zhang Wei	160	5
9	Feng Yarong	160	5
10	Shi Sujun	160	5
11	Yu Xinzheng	160	5
Total		3200	100

The company's registered capital must be verified by the legal capital verification institution and a capital verification report must be submitted to the company's registration authority.

If the registered capital is invested in currency, the shareholder shall deposit the money in a temporary account in bank and the money shall be verified by the capital verification institution.

If the registered capital is invested in kind, the shareholder shall carry out assets appraisal on the in kind transfer list through legal assets appraisal institution or approved by the overall shareholders and verified by the capital verification institution, and the transfer procedure of in kind asset shall be transacted according to law. If some in kind must be transacted the transfer procedure, the shareholder shall transact the transfer procedure within half a year after the foundation of the company and report to the company’s registration authority for file.

After the company is founded, the company shall issue investment certification to the shareholders and compile a name list of shareholders.

Chapter IV Shareholder and Shareholders’ Meeting

Article 10: The company’s investors are the shareholders, the shareholders enjoy the rights and undertake risk together according to law, regulations and company’s articles of association.

Article 11: The company’s shareholders shall enjoy the following rights:

1. Taking part in the shareholders’ meeting and enjoying right to vote according to the investment portion;

2. Knowing company’s management and finance status;

3. Enjoying the right to vote or be elected for executive director or supervisor;

4. Getting stock dividends according to the regulations of laws, rules, and company’s articles of association;

5. Transferring his investment according to the regulations of the company’s articles of association.

6. Purchasing other shareholder’s transferable investment and the company’s newly increased registered capital prior to others;

7. Propose to held temporary shareholders’ meeting according to law;

8. Getting company’s surplus capital after company’s termination;

Article 12 The company’s shareholders shall bear the following duties:

1. Paying the subscribed investment fund according to the regulations of the company’s articles of association;

2. Bearing the liability for company according to the subscribed investment;

3. Shall not withdraw investment after the company has conducted the registration;

4. Abiding by articles of association and protect the company’s legal rights and interests.

Article 13: This company sets shareholders’ meeting which is composed of overall shareholders. Shareholders’ meeting is the company’s power organization and exerts the following powers:

1. Determining company’s operation policy and investment plan;

2. Electing and changing director, determining director’s reward;

3. Electing and changing supervisor which is the shareholders’ representative, and determining supervisor’s reward;

4. Considering and approving report of board of directors;

5. Considering and approving report of supervisor;

6. Considering company’s annual finance budget and final account’s program;

7. Considering and approving the company’s profit distribution plan and loss recovery plan;

8. Making resolution for increasing or reducing registered capital;

9. Making resolution for transferring investment to a person other than a shareholder;

10. Making resolution for company’s merger, division, modifying company form, dismissing and liquidation and so on;

Article 14: The shareholders’ meeting shall be convened in each March regular. The temporary shareholders’ meeting can be convened based on the proposal of shareholders representing over one fourth voting rights or over one third directors or supervisors.

The shareholders’ meeting shall be hosted by the board chairman, if the board chairman cannot perform this duty, he may entrust other directors to host.

The resolution of discussed matter in shareholders’ meeting shall be made as the minutes of the meeting and the present shareholders shall sign in the minutes of meeting.

Article 15: The resolutions of shareholders’ meeting on increasing or decreasing capital, separation, merger, dissolution or modifying the company’s mode, amending the company’s articles of association etc. require the shareholders’ approval presenting above two thirds of the company’s assets. And the resolution to other matters shall be approved by the a half of shareholders owing a half of the company’s assets.

Article 16: The shareholders shall exercise voting rights at shareholders' meetings in accordance with the proportions of their capital contributions.

Article 17: The shareholders and shareholders’ meeting shall abide by the regulations of state laws, rules and company’s articles of association when executing the rights.

Chapter V Board of Directors and Manager

Article 18: The company sets board of directors which is composed of three directors. The directors are elected by the shareholders’ meeting, the term of board of directors is 3 years, and at the end of the term, it may serve another term if re-elected.

Article 19: The board of directors sets one board chairman which is elected by the board of directors. The board chairman is the company’s legal representative.

Article 20: The board chairman shall be responsible for the shareholders’ meeting and execute the following powers:

1.  To be responsible for convening shareholders’ meetings and report work to the shareholders’ meeting;

2.  To implement the resolutions of the shareholders’ meeting;

3.  To decide on the operational plans and investment plan of the company;

4.  To formulate the company’s proposed annual financial budget and final accounts;

5.  To formulate plans for profit distribution and recovery of losses;

6.  To formulate plans for increases in or reductions of the company’s registered capital;

7.  To prepare plans for merger, division, change in corporate form and dissolution of the company;

8.  To decide on the set up of the company’s internal management institution;

9.  To appoint the company’s employee, appoint or dismiss company’s manager, financial officers of the company and decide upon their remuneration;

10.  To formulate the company’s basic management system.

Article 21: The board meeting shall be convened at least once semiannually. And the temporary board meeting may be convened based on a proposal made by more than one third of the total number of directors.

The board meeting shall be convened and hosted by the board chairman, if the board chairman cannot perform this duty, he may entrust other directors to convene and host.

Article 22: The resolution of discussed matter in board meeting shall be made as the minutes of the meeting and the present directors shall sign in the minutes of meeting.

Article 23: The company sets one manager, who shall be appointed by the board chairman.

Article 24: Manager shall be responsible for the board of directors and execute the following powers:

1.  To be in charge of the company’s production, operations and management and organize the implementation of the resolutions of shareholders’ meeting;

2.  To organize the implementation of the company’s annual business plan and investment plan;

3.  To propose setup plan of the company’s internal management institution;

4.  To propose the company’s basic management system;

5.  To formulate specific regulations of the company;

6.  To propose the appointment or dismissal of the company’s deputy manager(s) and financial officers;

7.  To appoint or dismiss the management officers other than the ones which are required to be appointed or dismissed by the shareholders’ meeting.

8.  Other powers conferred by board chairman.

9.  Manager shall attend shareholders’ meeting as a nonvoting delegate.

Chapter VI Supervisor

Article 25: The company shall not set board of supervisors but three supervisors. The supervisor shall be elected by the shareholders’ meeting. The term of supervisor is three years. At the end of the term, the supervisor may serve another term, if reelected

Article 26: Supervisor is the supervisory person of the company and shall execute the following powers:

1.  Inspecting company’s finance;

2.  To exercise supervision over the acts of the directors and manager carried out while performing their corporate functions which violate laws, regulations or the company’s articles of association;

3.  To demand remedies from a director or manager when the acts of director or manager are harmful to the company’s interests;

4.  To propose the convening of an temporary shareholders’ meeting;

5.  Other powers conferred by the company’s shareholders’ meeting.

6. Supervisor shall attend shareholders’ meeting as a nonvoting delegate.

Article 27: The supervisors shall appoint professional such as lawyer and CPA and practicing auditor etc. when executing functions and power, the charges shall be undertaken by the company.

Article 28: The organization which elects the supervisor shall have the right to dismiss the supervisor’s post if the supervisor fails to perform the supervision duties and cause important economic loss the company.

Chapter VII Transfer of Shareholders’ Investment

Article 29: The company’s shareholders may transfer their whole or a part of investment among the shareholders.

Article 30: When a shareholder transfers his investment to a person other than a shareholder, it shall be approved by a half of directors; the shareholders who don't consent to the transference shall purchase the transferred investment. If do not purchase, it shall be treated as consenting to transferring. The shareholders shall have the right to purchase other shareholder’s transferable investment which has been approved by the shareholders’ meeting prior to a person other than a shareholder under equal condition.

Chapter VIII Modification, Merger and Division of Company’s Capital

Article 31: The company’s shareholders’ meeting should make resolution for the company’s increasing registered capital, and shareholders shall enjoy the preemption of the newly increased registered capital. The shareholders' subscription and payment of contributions for the newly increased capital shall be carried out in accordance with the relevant provisions of this law governing payment of capital contributions for the establishment of a limited liability company.

The reduction of registered capital shall be made a resolution by the company’s shareholders’ meeting, and the balance sheet and assets list shall be compiled. The company shall inform its creditors within ten days from the date making resolution of decreasing registered capital, and make announcements on the paper for at least 3 times within 30 days. The creditors shall have the right to claim full repayment of their debts or provision of a corresponding guarantee from the company within 30 days from the date of receiving of the notice, or within 90 days from the date of the first public announcement after receiving the notice.

The registered capital of a company following such capital reduction may not be less than the minimum levels set by law. If the company modifies the registered capital, the legal capital verification institute shall carry out verification on the modified registered capital, and submit the modified capital verification report to the company’s registration authority.

Article 32: The company’s merger or division shall be made a resolution by the company’s shareholders’ meeting, and the balance sheet and assets list shall be compiled according to the regulations of law. The company shall inform its creditors within ten days from the date making resolution of merger, and make announcements on the paper for at least 3 times within 30 days. The creditors shall have the right to claim full repayment of their debts or provision of a corresponding guarantee from the company within 30 days from the date of receiving of the notice, or within 90 days from the date of the first public announcement after receiving the notice. The company shall not be merged or divided if fails to pay off the debt or supply relevant guarantee.

Chapter IX Financial Affairs, Accounting

Article 33: The company shall compile and carry out the financial and accounting rules according to the regulations of General Rules on Enterprise Finance and Accounting Standard for Business Enterprise which is formulated by Ministry of Finance. The company’s fiscal year adopts the Gregorian calendar system which begins form each Jan. 1st to the Dec. 31st of the same year.

Article 34: The company shall compile its financial and accounting report at the end of each fiscal year and deliver to each shareholder within 6 days after the end the each fiscal year.

Article 35: The company shall transact tax registration, pay tax payment and other expenses according to the relevant laws and regulations of the country.

Article 36: The company’s after-tax profit shall be distributed by the following orders:

1.  Loss of sequestrated assets;

2.  Making up the company’s losses of last year;

3.  Withdraw 10% statutory common reserve fund. The company’s statutory common reserve fund shall not be withdrawn when reaching to 50% of the company’s registered capital.

4.  Withdraw 5% statutory common welfare fund.

5.  Withdraw 8% discretionary common welfare fund.

6.  Shareholders’ bonus.

Article 37: The company shall distribute profit one time each year, and issue the profit distribution scheme within 3 months after each fiscal year. The company shall distribute the profit according to the shareholders’ investment proportion.

Article 38: The company’s statutory common reserve fund shall be used for the purpose as follows:

1.  Make up the company’s loss;

2.  Increase company’s registered capital;

3.  Other purposes regulated by the country.

4. Statutory common welfare fund shall be used for the collective welfare of the company’s staff.

Chapter X Company’s Termination and Liquidation

Article 39: The company shall not set business term and shall be terminated in case one of the following situations:

1.  Company’s director is only one person;

2.  The resolution of the Shareholders’ Meeting to dismiss;

3.  Dismissal for the merger and division of the company;

4.  Cancelled by law.

5.  Declaring bankruptcy by law.

Article 40: Liquidation shall be done when the company is terminated. The shareholders’ meeting shall make a resolution and establish liquidation group to carry out liquidation if the company is terminated due to the term 1, 2, 3 of article 39 of the articles of association.

Article 41: The liquidation group shall execute the following powers during liquidating;

1.  To check up on the company’s assets, formulate a balance sheet and a detailed list of assets;

2.  To notify creditors by notice or announcement;

3.  To dispose of and liquidate the company’s unfinished business;

4.  To pay off taxes owed by the company;

5.  To clear up claims and debts;

6.  To dispose the remaining property after paying off the debts of the company, ;

7.  To participate in civil lawsuits on behalf of the company.

Article 42: During liquidation, any person shall not engage in the operation activities have no relationship with liquidation. Without the permission of the liquidation group, any person shall not deal with the company’s assets.

If the company’s assets can pay off the company’s debt, the following expenses should be paid off firstly:

1.  Pay liquidation expenses;

2.  Pay the owed staff salary;

3.  Pay the labor insurance fee owed to staff;

4.  Pay off the owed tax payment;

5.  Pay off the owed debt.

The surplus assets after the company’s paying off debt shall be distributed according to the investment proportion of the shareholders.

Article 43: if the company is terminated due to the term 1, 2, 3 of article 39 of the articles of association, the liquidation group should apply for bankruptcy to people’s court according to law if find the company’s assets can not pay off the debts after liquidating the company’s assets, compiling balance sheet and financial list.

Article 44: After the liquidation is finished, the liquidation group shall issue liquidation report and report to company’s directors for confirmation.

Article XII Supplementary Provisions

Article 45: The articles of association is the basic rules of the company’s operation and management activities, has binding force to shareholders, directors, manager and supervisor, other senior administrators.

Article 46: The company’s board of directors shall make specific regulations and detailed rules for the uncovered matters in this articles of association according to laws, rules and the principles of this articles of association.

Article 47: The right of explanation of the articles of association belongs to the shareholders’ meeting.

Article 48: The articles of association shall come into effect after passed by the shareholders’ meeting and it shall be the same for modification.

Shareholders’ signature:

Aug. 13, 2007